                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 8-A/A

                                 AMENDMENT NO. 1

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                            SIMULATION SCIENCES INC.
--------------------------------------------------------------------------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)



        DELAWARE                                                  95-2487793
-----------------------                                      -------------------
(STATE OF INCORPORATION                                        (I.R.S. EMPLOYER
   OR ORGANIZATION)                                          IDENTIFICATION NO.)

                         601 VALENCIA AVENUE, SUITE 100
                                 BREA, CA 92823
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

        If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. [ ]

        If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. [ ]

        Securities to be registered pursuant to Section 12(b) of the Act:



    TITLE OF EACH CLASS                           NAME OF EACH EXCHANGE ON WHICH
    TO BE SO REGISTERED                           EACH CLASS IS TO BE REGISTERED
    -------------------                           ------------------------------
            NONE                                               NONE

        Securities to be registered pursuant to Section 12(g) of the Act:

                         PREFERRED SHARE PURCHASE RIGHTS
--------------------------------------------------------------------------------
                                (TITLE OF CLASS)

--------------------------------------------------------------------------------
                                (TITLE OF CLASS)

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ITEM 1.        DESCRIPTION OF SECURITIES TO BE REGISTERED.

               On August 14, 1997, Simulation Sciences Inc. (the "Registrant") filed a Registration Statement on Form 8-A (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") in order to register preferred share purchase rights issuable in accordance with the terms of the Preferred Shares Rights Agreement (the "Rights Agreement"), dated as of August 13, 1997, between the Registrant and Harris Trust Company of California, as rights agent ("Harris Trust").

               On April 17, 1998, the Registrant and Harris Trust entered into the First Amendment to Preferred Shares Rights Agreement (the "Amendment"), which amends the Rights Agreement as originally executed. A copy of the Amendment is attached hereto as Exhibit 1 and is incorporated herein by reference. The Rights Agreement, as amended by the Amendment, is referred to herein as the "Amended Rights Agreement." The Amended Rights Agreement is substantially the same as the Rights Agreement as originally executed, with the following principal exceptions:

ACQUIRING PERSON

               The Amended Rights Agreement provides that none of Siebe plc ("Parent"), its subsidiaries, Affiliates or Associates, including S Acquisition Corp. and S Sub Corp., is an Acquiring Person pursuant to the Amended Rights Agreement solely by virtue of the execution of the Agreement and Plan of Merger dated April 15, 1998 among Parent, S Acquisition Corp. (the "Purchaser"), S Sub Corp. and the Registrant (the "Merger Agreement"), or the Stock Option Agreement between the Registrant and Parent (the "Option Agreement"), the commencement and consummation of the Offer (as defined in the Merger Agreement), the acquisition of the Shares (as defined in the Merger Agreement) by the Purchaser pursuant to the Offer, the consummation of the Merger (as defined in the Merger Agreement), the acquisition of shares of the Registrant's Common Stock by Parent pursuant to the Option Agreement, or any other transaction contemplated by the Merger Agreement or the Option Agreement.

DISTRIBUTION DATE

               The Amended Rights Agreement provides that a Distribution Date shall not occur solely by reason of the execution of the Merger Agreement or the Option Agreement, the commencement and consummation of the Offer, the acquisition of the Shares by the Purchaser pursuant to the Offer, the acquisition of shares of the Registrant's Common Stock by Parent pursuant to the Option Agreement or the consummation of the Merger or any other transaction contemplated by the Merger Agreement or the Option Agreement.

SHARES ACQUISITION DATE

               The Amended Rights Agreement provides that a Shares Acquisition Date shall not occur solely by reason of the execution of the Merger Agreement or the Option Agreement, the commencement and consummation of the Offer, the acquisition of the Shares by the Purchaser pursuant



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to the Offer, the acquisition of the Registrant's Common Stock by Parent pursuant to the Option Agreement or the consummation of the Merger or any other transaction contemplated by the Merger Agreement or the Option Agreement.

TRIGGERING EVENT

               The Amended Rights Agreement provides that a Triggering Event shall not occur solely by reason of the execution of the Merger Agreement or the Option Agreement, the commencement and consummation of the Offer, the acquisition of the Shares by the Purchaser pursuant to the Offer, the acquisition of the Registrant's Common Stock by Parent pursuant to the Option Agreement or the consummation of the Merger or any other transaction contemplated by the Merger Agreement or the Option Agreement.

               In all other material respects, the disclosure concerning the Rights and Rights Agreement as set forth in the Registration Statement is unchanged.

               The summary of the Amended Rights Agreement contained herein or in the Registration Statement as originally filed is qualified in its entirety by reference to the Amended Rights Agreement.

ITEM 2.        EXHIBITS

               1. First Amendment dated April 17, 1998 to Preferred Shares Rights Agreement, dated as of August 13, 1997, between Simulation Sciences Inc. and Harris Trust Company of California, as rights agent.



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        Pursuant to the requirements of Section 12 of the Securities Exchange
Act of 1934 the Registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized.


Date:  April 20, 1998                          SIMULATION SCIENCES INC.


                                               By: /s/ Charles R. Harris
                                                  ------------------------------
                                               Title:  Chief Executive Officer
                                                     ---------------------------



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                                  EXHIBIT INDEX



  EXHIBIT
    NO.                              EXHIBIT
  -------    ------------------------------------------------------
     1       First Amendment dated April 17, 1998 to Preferred
             Shares Rights Agreement, dated as of August 13, 1997,
             between Simulation Sciences Inc. and Harris Trust
             Company of California, as rights agent.



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

                                                                       EXHIBIT 1



                       FIRST AMENDMENT TO RIGHTS AGREEMENT

        Amendment dated April 17, 1998 ("Amendment") to Preferred Shares Rights Agreement ("Agreement"), dated as of August 13, 1997, between Simulation Sciences Inc., a Delaware corporation (the "Company"), and Harris Trust Company of California, a national banking association (the "Rights Agent").

        Pursuant to Section 27 of the Agreement, this Amendment is being executed by the Company and the Rights Agent for the purpose of amending the Agreement as set forth below:

        The Agreement is hereby amended as follows:

        1. Section 1(a) shall be amended by inserting the following at the end of Section 1(a):

                "Notwithstanding the foregoing or any provision to the contrary in this Agreement, none of Siebe plc ("Parent"), its subsidiaries, Affiliates or Associates, including S Acquisition Corp. and S Sub Corp., is an Acquiring Person pursuant to this Agreement solely by virtue of their acquisition, or their right to acquire, beneficial ownership of shares of the Company as a result of their execution of the Agreement and Plan of Merger dated April 15, 1998 among Parent, S Acquisition Corp. (the "Purchaser"), S Sub Corp. and the Company (the "Merger Agreement") or the Stock Option Agreement between the Company and Parent (the "Option Agreement"); the commencement and consummation of the Offer (as defined in the Merger Agreement); the acquisition of the Shares (as defined in the Merger Agreement) by the Purchaser pursuant to the Offer; the consummation of the Merger (as defined in the Merger Agreement); the acquisition of shares of the Company's Common Stock by Parent pursuant to the Option Agreement; or any other transaction contemplated by the Merger Agreement or the Option Agreement.

        2. Section 1(h) shall be amended by inserting the following at the end of Section 1(h):

                "Notwithstanding the foregoing or any provision to the contrary in this Agreement, a Distribution Date shall not occur solely by reason of the execution of the Merger Agreement or the Option Agreement, the commencement and consummation of the Offer, the acquisition of the Shares by the Purchaser pursuant to the Offer, the acquisition of shares of the Company's Common Stock by Parent pursuant to the Option Agreement or the consummation of the Merger or any other transaction contemplated by the Merger Agreement or the Option Agreement.

        3. Section 1(u) shall be amended by inserting the following at the end of Section 1(u):

                "Notwithstanding the foregoing or any provision to the contrary in this Agreement, a Shares Acquisition Date shall not occur solely by reason of the execution of the



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                Merger Agreement or the Option Agreement, the commencement and consummation of the Offer, the acquisition of the Shares by the Purchaser pursuant to the Offer, the acquisition of the Company's Common Stock by Parent pursuant to the Option Agreement or the consummation of the Merger or any other transaction contemplated by the Merger Agreement or the Option Agreement.

        4. Section 1(y) shall be amended by inserting the following at the end of Section 1(y):

                "Notwithstanding the foregoing or any provision to the contrary in this Agreement, a Triggering Event shall not occur solely by reason of the execution of the Merger Agreement or the Option Agreement, the commencement and consummation of the Offer, the acquisition of the Shares by the Purchaser pursuant to the Offer, the acquisition of the Company's Common Stock by Parent pursuant to the Option Agreement or the consummation of the Merger or any other transaction contemplated by the Merger Agreement or the Option Agreement.

        5. This Amendment shall be deemed to be entered into under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

        6. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.



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        7.      As amended hereby, the Agreement shall remain in full force and effect.


                                            SIMULATION SCIENCES, INC.


                                            By:   /s/ Charles R. Harris
                                                 -------------------------------
                                                 Charles R. Harris, President


                                            Attest:   /s/ Jeffrey D. Saper
                                                   -----------------------------
                                                      Jeffrey D. Saper
                                                      Secretary


                                            HARRIS TRUST COMPANY OF CALIFORNIA
                                            as Rights Agent



                                            By:   /s/ John Castellanos
                                                 -------------------------------
                                                 Authorized Signature



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